Exhibit 99.2

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Agrees to Sell $17.5 Million of Debt in Private Offering

Philadelphia, PA, May 7, 2003 – PMA Capital Corporation (NASDAQ: PMACA) announced today that it recently executed an agreement for the private placement sale of $17.5 million of 30-year floating rate trust preferred securities through a wholly owned trust subsidiary. The Company anticipates that the transaction will close by May 15, 2003, subject to the satisfaction of specified closing conditions.

Through its trust subsidiary, the Company will have the right to redeem the trust preferred securities, in whole or in part, at any time on or after five years from the date of issuance at their principal amount plus accrued and unpaid interest. The Company intends to use all of the proceeds to repay a portion of its currently outstanding bank debt.

The trust preferred securities have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’ compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

Certain statements in this release may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the forward-looking statements discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement whether as a result of new information, future event or otherwise.